Exhibit 4.16

Exclusive Consulting and Service Agreement

THIS EXCLUSIVE CONSULTING AND SERVICES AGREEMENT is made and entered into this 20th day of July, 2024, by and between the parties hereto, in the City of Guangzhou, People’s Republic of China (hereinafter referred to as “China”):

(1)	Zhumeng Hulian Technology (Guangdong) Co., Ltd. a wholly foreign-owned enterprise established under the laws of the PRC

Registered Address: Thirteenth Floor, No. 7, Industrial Avenue, Lunjiao Street, Lichun Village, Shunde District, Foshan City, Guangdong Province, China (residence declaration)

Legal Representative: DUAN Erqiang

(hereinafter referred to as “Party A”); and

(2)	Guangzhou Interconnect Electric Appliances Technology Co., Ltd.，a limited liability company established under the laws of the PRC,

Registered Address: Room 1502, No. 1226 Xingang East Road, Haizhu District, Guangzhou City (office only)

Legal Representative: CHEN Xiaoping

(hereinafter referred to as “Party B”).

(For the purposes of this Agreement, Party A and Party B may be referred to individually as a “Party” and collectively as the “Parties”.)

Whereas：

1.

Party A’s business scope is Internet of Things technology research and development; Internet of Things technology services; Internet of Things equipment manufacturing; Internet of Things equipment sales; Internet of Things application services; software development; software sales; sales of household electrical appliances, installation services for household electrical appliances; research and development of household electrical appliances; manufacturing of household electrical appliances; household electrical appliances spare parts and accessories sales; artificial intelligence industry application integration services; import and export of goods (excluding tobacco and its products) (above) projects do not involve special administrative measures for foreign investment access) (projects subject to approval by law, can only carry out business activities after approval by the relevant departments.) (Items subject to approval according to law can only be carried out after approval by relevant departments)

2.

Party B’s scope of business is installation services for household appliances; wholesaling of computer hardware, software and auxiliary equipment; software development; software sales; development of artificial intelligence application software; development of basic software for artificial intelligence; sales of spare parts for household appliances; research and development of household appliances; information consulting services (excluding licensed information consulting services); sales of household appliances; manufacturing of household appliances; import and export of goods.

3.

Party B intends to engage Party A to provide software technology development, technical consulting and technical services in relation to Party B’s Business (as defined below) in furtherance of its own business; and Party A agrees to accept such engagement.

After friendly negotiations, the parties hereby agree as follows:

Article I. Definitions

1.1	Unless the terms or context of this Agreement shall be otherwise construed, in this Agreement, the following terms shall have the meanings set forth below:

“Party B’s operations”	means all businesses operated and developed by Party B now and at any time during the term of this Agreement.

“Services”

The services provided by Party A to Party B in connection with Party B’s business, such services include, but are not limited to:

(1)

License Party B to use the relevant software required for its business;

(2)

Provide you with comprehensive solutions in information technology that you need for your business;

(3)

Daily management, maintenance and updating of hardware equipment and databases;

(4)

Development, maintenance and updating of related application software;

(5)

Train specialized technicians for Party B;

(6)

Assist you in relevant technical and commercial information collection and market research;

(7)

Introduce customers to you and help establish business and cooperative relationships between them;

(8)

Provide Party B with suggestions and advice on the establishment and improvement of its corporate structure, management system and departmental settings, and assist Party B in improving its internal management system;

(9)

As permitted by the laws of the PRC,

other related technical services and consulting services to be provided by Party B from time to time at its request.

“Service Team”	means the team of personnel established by us to provide the Services to you under this Agreement, which includes our own employees and third-party professional consultants and other retained by us.

“Service charges”	means all fees payable by you to us for the Services provided by us in accordance with Article 3 of this Agreement.

“Operating income”

In respect of any year during the term of this Agreement, means the revenue derived by Party B from the operation of its business in that year as recorded in the column headed “Revenue from Main Business” in Party B’s audited balance sheet in accordance with PRC Accounting Standards.

“Annual Business Plan”

means the business development plan and budget report of Party B for the next calendar year prepared by Party B with the assistance of Party A by November 30 of each year in accordance with this Agreement.

“Equipment”	means any and all equipment owned or purchased from time to time by the Party and used for the purpose of providing the Services.

1.2

Any reference in this Agreement to any law or regulation (hereinafter referred to as “law”) shall be deemed to: (1) include references to amendments, changes, additions and reenactments of such laws, whether effective before or after the date of this Agreement; and (2) include references to other decisions, notices and regulations made in accordance with, or in effect as a result of, the provisions of such law or regulation. decisions, notices and regulations made in accordance with or in effect as a result of the provisions thereof.

1.3	Unless otherwise stated in the context of this Agreement, references in this Agreement to clauses, sub-clauses, terms and paragraphs are to the corresponding contents of this Agreement.

Article II. Services of Party A

2.1	In order for you to better conduct your business, you need us to provide services to you and we agree to provide such services to you. For this purpose, you appoint us as your exclusive consultant and service provider to provide the Services as defined in this Agreement exclusively for you and we agree to accept such appointment.

2.2	We shall provide the Services to you in accordance with the terms of this Agreement and you shall facilitate our services as much as possible.

2.3

We shall provide such equipment and service team as may be reasonably necessary for the provision of the Services and shall purchase and acquire new equipment and add new personnel in accordance with your annual business plan and your reasonable requests in order to meet the needs of us to provide you with good services under this Agreement. However, we may from time to time, at our sole discretion, replace any member of the service team or change the specific service duties of any member of the service team, provided that such replacement or change of service duties will not have a material adverse effect on your day-to-day operations.

2.4

Notwithstanding any other provision of this Agreement, we shall be entitled to appoint any third party at our sole discretion to provide any or all of the Services under this Agreement or to perform any of our obligations under this Agreement on our behalf. You hereby agree that we shall be entitled to assign our rights and obligations under this Agreement to any third party.

Article III. Service Fee

3.1	In respect of the Services provided by us pursuant to this Agreement, you shall pay us the Service Fee as follows:

3.1.1 a service fee equal to one hundred percent (100%) of your net revenue for the year; and

3.1.2 as otherwise agreed by the Parties, for specific technical services provided by us from time to time at your request.

3.2

Party B shall pay the Service Fee determined in accordance with Clause 3.1 in one lump sum to the bank account number designated by Party A within three months after the end of each calendar year. Party A shall give Party B seven (7) working days’ prior written notice if it changes its bank account number.

3.3The parties agree that the payment of the above service fee shall not, in principle, cause difficulties for the operation of either party for the current year, and for the above purpose and within the limit of realizing the above principle, Party A may agree to the late payment of the service fee by Party B, or by mutual consent of the two parties, may adjust in writing the percentage of the service fee and/or the specific amount of service fee payable by Party B to Party A under Clause 3.1.

3.4	The service fee payable by Party B to Party A pursuant to Clause 3.1.2 shall be separately determined in writing by the Parties in accordance with the nature of the services and workload.

Article IV. Party B’s obligations

4.1

The services provided by us under this Agreement are exclusive. During the validity of this Agreement, Party B shall not, without our prior written consent, enter into any written agreement or oral engagement with any other third party to engage such third party to provide it with other services that are the same as or similar to the services provided by us under this Agreement.

4.2

Party B shall provide Party A with the determined annual business plan of Party B for the following year before November 30th of each year, so that Party A can arrange the corresponding service plan and purchase the required software, equipment, personnel and technical service force. If Party B temporarily needs Party A to purchase additional equipment or personnel, it shall consult with Party A fifteen (15) days in advance to reach mutual agreement.

4.3	In order to facilitate the provision of the Services by Party A, Party B shall, at Party A’s request, accurately and timely provide Party A with the relevant information it requires.

4.4	Party B shall pay the Service Fee to Party A on time and in full in accordance with the provisions of Article 3 of this Agreement.

4.5	Party B shall maintain its good reputation and actively expand its business in order to maximize its revenue.

4.6

The Parties hereby acknowledge that, pursuant to the terms and conditions of an Equity Pledge Agreement, dated as of July 20, 2024, by and between all of your shareholders of record at the time of the execution of this Agreement (hereinafter referred to as the “Existing Shareholders”) and us.

4.7

During the term of this Agreement, Party B agrees to cooperate with Party A and Party A’s parent company (including directly or indirectly) in conducting audits of connected transactions and other kinds of audits, and to provide Party A, its parent company, or its appointed auditor with relevant information and materials relating to Party B’s operation, business, customers, finances, employees, etc., and agrees that Party A’s parent company shall disclose such information and to satisfy the requirements of the regulatory requirements of the place where its securities are listed.

Article V. intellectual property rights

5.1	As permitted by the applicable laws and regulations of China at that time, the intellectual property rights of the work results created by Party A in the course of providing the services under this Agreement or the intellectual property rights of the work results developed and created by Party B on the basis of Party A’s intellectual property rights (including, but not limited to, copyrights, patents, technological secrets, trade secrets and others) shall belong to Party A; if the applicable laws and regulations of China explicitly stipulate that such If the applicable laws and regulations of China explicitly stipulate that such intellectual property rights shall not be owned by Party A, such intellectual property rights shall be held by Party B first and transferred to Party A at the lowest price permitted by law when the laws and regulations of China allow Party A to own such intellectual property rights; if there is no restriction on the minimum transfer price by law at that time, Party B shall transfer the ownership of such intellectual property rights unconditionally, and assist Party A in handling all the governmental filing and registration formalities for the change of intellectual property rights owner.

5.2

For the purpose of performing this Agreement, you may use the Work Product created by us in the course of providing the Services under this Agreement in accordance with the terms of this Agreement, provided that this Agreement does not in any way license you to use such Work Product in any way for any other purpose.

5.3

Each party warrants to the other that it will indemnify the other party against any and all economic loss caused by any infringement by one party of the intellectual property rights of another party (including copyrights, trademarks, patents, know-how).

Article VI. Obligation of confidentiality

6.1

During the validity of this Agreement, all customer information and other related materials (hereinafter referred to as “Customer Information”) relating to Party B’s business and the services provided by Party A shall belong to Party A.

6.2

Regardless of whether this Agreement has been terminated or not, Party A and Party B shall keep strictly confidential the trade secrets, proprietary information, common customer information and other relevant information of the other party, as well as the non-public information of any other party (hereinafter collectively referred to as the “Confidential Information”), which have come to the knowledge of the other party in the course of the performance of this Agreement. The party receiving the Confidential Information (hereinafter referred to as the “Receiving Party”) shall not disclose the Confidential Information or any part thereof to any other third party, except with the prior written consent of the other party or when disclosure to a third party is required by the provisions of the relevant laws and regulations or the rules of the relevant stock exchange; and the Receiving Party shall not use or indirectly utilize the Confidential

Information, except for the purpose of the fulfillment of this Agreement, nor shall it use the Confidential Information or any part thereof. nor shall the Recipient use or indirectly utilize the Confidential Information or any part thereof except for the purpose of performing this Agreement.

6.3	The following information is not confidential:

(a)	Any information of which there is written evidence that the recipient has prior knowledge;
(b)	Information that is in the public domain or otherwise known to the public through no fault of the recipient;
(c)	Information subsequently lawfully obtained by the receiving party from other sources; or
(d)

Any party is obliged by law or the Listing Rules to disclose to the relevant governmental authorities, stock exchanges, etc., or any party is required to disclose the above confidential information to its direct legal advisers and financial advisers in the ordinary course of its business.

6.4

The Recipient may disclose the Confidential Information to its relevant employees, agents or professionals retained by the Recipient, provided that the Recipient shall ensure that such persons shall also be bound by this Agreement to keep the Confidential Information confidential and to use such Confidential Information only for the purpose of the performance of this Agreement.

6.5

Upon termination of this Agreement, the recipient of Confidential Information shall return any documents, materials or software containing Confidential Information to the original owner or provider of the Confidential Information or destroy them with the consent of the original owner or provider, including deleting any Confidential Information from any relevant memory device, and shall not continue to use the Confidential Information.

6.6	The parties agree that these terms will remain in effect regardless of any change, release or termination of this Agreement.

Article VII. Commitments and undertakings

7.1	Party A hereby represents and warrants as follows：

7.1.1

It is a limited liability company duly registered and legally subsisting under the laws of its place of incorporation, with independent legal personality; it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can independently act as a party to the litigation.

7.1.2	It has full power and authority within the Company to enter into and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated by this Agreement, and it has full power and authority to consummate the transactions contemplated by this Agreement. This Agreement has been legally and properly executed and delivered by it. This Agreement constitutes a legal and binding obligation upon it and is enforceable against it in accordance with the terms of this Agreement.

7.2	Party B hereby represents, warrants and undertakes as follows:

7.2.1

It is a limited liability company duly registered and legally subsisting under the laws of its place of incorporation, with independent legal personality; it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can independently act as a party to the litigation.

7.2.2

It has full power and authority within the Company to enter into and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated by this Agreement, and it has full power and authority to consummate the transactions contemplated by this Agreement. This Agreement has been legally and properly executed and delivered by it. This Agreement constitutes a legal and binding obligation upon it and is enforceable against it in accordance with the terms of this Agreement.

7.2.3

It has at the time this Agreement comes into effect the complete business license necessary for its operation and has full rights and qualifications to operate the business of Party B that it is currently engaged in within the PRC.

7.2.4	It shall promptly inform the Party A of its involvement in lawsuits and other unfavorable circumstances, and make its best efforts to prevent the expansion of losses.

7.2.5	Without our written consent, you shall not, in any form, dispose of your material assets or change your existing shareholding structure.

7.2.6

It will not enter into transactions (other than those arising in the normal or ordinary course of business, or which have been disclosed to us and consented to by us in writing) which may materially affect your assets, liabilities, business operations, shareholding structure, shareholdings in third parties and other legal rights.

Article VIII. Duration of the agreement

8.1	The parties hereby acknowledge that this Agreement has been duly signed by both parties and shall remain in force unless the parties agree in writing to terminate this contract by mutual agreement or unless it must be terminated in accordance with the requirements of the relevant applicable Chinese laws and regulations.

8.2

Both parties to the Agreement shall complete the approval and registration procedures for the extension of the Business Term no later than three months prior to the expiration of the respective Business Term, in order for the validity period of this Agreement to continue.

8.3	Upon termination of this Agreement, the Parties shall continue to comply with their obligations under Articles 3 and 6 of this Agreement, respectively.

Article IX. Notification

9.1	Any notices, requests, demands and other communications required by or made pursuant to this Agreement shall be in writing and delivered to the appropriate party.

9.2	Such notice or other communication shall be deemed to have been served when sent by facsimile, when delivered in person, or when deposited in the mail, five (5) days after posting.

Article X. Liability for breach

10.1

The parties agree and acknowledge that a material breach of any of the covenants made hereunder or a material failure to perform any of the obligations hereunder by either party (hereinafter referred to as the “Defaulting Party”) constitutes a breach of contract hereunder (hereinafter referred to as the “Default”). “), and the Defaulting Party shall have the right to require the Defaulting Party to cure or remedy the breach within a reasonable period of time. If the defaulting party fails to cure or take remedial action within a reasonable period of time or within ten (10) days after the defaulting party has been notified in writing by the defaulting party with a request for correction, then the defaulting party shall have the right to do so at its sole discretion:

10.1.1  If Party B is the defaulting party, Party A has the right to terminate this Agreement and demand damages from the defaulting party;

10.1.2  If Party A is the defaulting party, Party B has the right to claim damages from the defaulting party, but it does not have any right to terminate or rescind this Agreement under any circumstances unless otherwise provided by law.

10.2	Notwithstanding any other provision of this Agreement, the effect of the provisions of this Article X shall not be affected by the suspension or termination of this Agreement.

Article XI. Force Majeure

In the event that the performance of this Agreement by one of the parties is directly affected or cannot be performed in accordance with the agreed terms due to earthquake, typhoon, flood, fire, war, change of policy, law and other force majeure events which cannot be foreseen or the consequences of which cannot be prevented or inevitably avoided, the party encountering the force majeure event shall immediately send a notice by facsimile, and shall submit, within 30 days, the details of force majeure and supporting documents on the reasons for the failure to perform or the need to delay the performance of this Agreement. Within thirty (30) days, the Party experiencing the event of force majeure shall submit the details of the force majeure and the reasons for the failure or delay in the performance of this Agreement, which shall be certified by a notary public in the region where the force majeure occurred. The Party affected by an event of force majeure shall take appropriate measures to minimize or eliminate the effects of the event of force majeure and shall endeavor to resume the performance of its obligations that have been delayed or impeded as a result of the event of force majeure. The Parties agree whether the performance of this Agreement should be partially waived or postponed, depending on the extent to which the Force Majeure Event affects the performance of this Agreement. Neither party shall be liable for any economic loss incurred by the parties as a result of the force majeure event.

Article XII. Other matters

12.1	This Agreement is made in the Chinese language, in two (2) originals, one (1) for each of the parties to this Agreement.

12.2	The conclusion, entry into force, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of China.

12.3

Any dispute arising under and in connection with this Agreement shall be resolved by mutual agreement between the parties, and if the parties are unable to reach agreement within thirty (30) days after the dispute has arisen, the dispute shall be submitted to the Shenzhen International Arbitration Court for arbitration in accordance with the arbitration rules in effect at the time. The place of arbitration shall be Shenzhen, the language to be used in the arbitration shall be Chinese, and the arbitral award shall be final and binding on both parties to this Agreement.

12.4

Any rights, powers and remedies conferred on the parties by any provision of this Agreement shall not be exclusive of any other rights, powers or remedies to which such party may be entitled by virtue of the provisions of the Law and elsewhere hereunder, and the exercise by a party of its rights, powers and remedies shall not be exclusive of the exercise by such party of other rights, powers and remedies to which it is entitled.

12.5

No waiver of any of a party’s rights, powers and remedies under this Agreement or at law (“such rights”) will result from a party’s failure to exercise, or delay in exercising, any of such rights, powers and remedies, and no waiver of any single or partial waiver of such rights shall preclude such party from otherwise exercising such rights and the exercise of other such rights.

12.6	The headings of the sections of this Agreement are for indexing purposes only and in no event shall such headings be used in or affect the interpretation of the provisions of this Agreement.

12.7	This Agreement supersedes any other prior written or oral agreement between the parties relating to the matters set forth herein and constitutes the entire agreement between the parties hereto.

12.8

Each provision of this Agreement is severable and independent of each other provision, and if at any time any one or more provisions of this Agreement shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.

12.9	Any modification or supplement to this Agreement must be in writing and properly signed by both parties to this Agreement to be effective.

12.10

Party B shall not assign any of its rights and/or obligations under this Agreement to any third party without our prior written consent. Party A has the right to assign any of its rights and/or obligations under this Agreement to any third party designated by Party A upon notice to Party B, subject to the laws of the PRC.

12.11This Agreement shall be binding upon the legal successors of the parties.

12.12	The Parties undertake that they will each declare and pay the taxes involved in the transactions under this Agreement in accordance with the law.

[No text below]

[Exclusive Consulting and Services Agreement Signature Page]

IN WITNESS WHEREOF, this Exclusive Consulting and Services Agreement has been executed by the undersigned parties on the date and at the place indicated at the top of this Agreement:

Guangzhou Interconnect Electric Appliances Technology Co., Ltd. (Seal)

Signature：	/s/ Xiaoping Chen
Name：	Xiaoping Chen
Title：

Zhumeng Hulian Technology (Guangdong) Co., Ltd. (Seal)

Signature：	/s/ Erqiang Duan
Name：	Erqiang Duan
Title：